Exhibit 5.1

August 19, 2009

Cerus Corporation

2411 Stanwell Drive

Concord, CA 94520

RE: Cerus Corporation

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Cerus Corporation, a Delaware corporation (the “Company”), of up to an aggregate of 6,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), together with warrants (the “Warrants”) to purchase up to an additional 2,400,000 shares of Common Stock (the “Warrant Shares”), and the preferred stock purchase rights (the “Rights”) associated with the Shares and the Warrant Shares to be issued pursuant to that certain Rights Agreement, dated as of November 3, 1999 (the “Rights Agreement”), between the Company and Norwest Bank Minnesota, N.A. as rights agent (the “Rights Agent”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-154842) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as amended and supplemented by subsequent filings, including the Registration Statement on Form S-3 filed with the Commission pursuant to Rule 462(b) of the Act (Registration Statement No. 333-161214) (together with the Initial Registration Statement, the “Registration Statements”), the prospectus dated December 17, 2008 included in the Initial Registration Statement (the “Base Prospectus”), and the prospectus supplement dated August 19, 2009, to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) The Shares, the Warrants and the Warrant Shares are to be sold by the Company as described in the Registration Statements and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statements, the Prospectus, the form of Warrant to be filed as an exhibit to a Current Report of the Company on Form 8-K, the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cerus Corporation

August 19, 2009

Page Two

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States, the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and legally binding obligations of the Company, with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. With respect to the Warrant Shares to be issued upon exercise of the Warrants after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares and associated Rights, when sold in accordance with the Registration Statements and the Prospectus, will be validly issued, and the Shares fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statements and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares and associated Rights, when issued and paid for in accordance with the terms of the Warrants and in accordance with the Registration Statements and the Prospectus, will be validly issued, and the Warrant Shares fully paid and nonassessable.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Company’s Board of Directors (the “Board”) has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares and the Warrant Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cerus Corporation

August 19, 2009

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Sincerely,

Cooley Godward Kronish LLP

/s/ Suzanne Sawochka Hooper
By: Suzanne Sawochka Hooper

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM